Amendment 1

                      FAIR, ISAAC AND COMPANY, INCORPORATED
                          1992 LONG-TERM INCENTIVE PLAN
              (As amended and restated effective November 21, 1995)


         Effective as of December 23, 1996, the Fair, Isaac and Company, Incorporated 1992 Long-Term Incentive Plan (As amended and restated effective November 21, 1995) is hereby amended as follows:

         Section 15 is amended by designating the existing two paragraphs as subsection (i) and adding the following new subsection at the end thereof:

         "(ii) Notwithstanding paragraph (i) above, an NSO or portion thereof may be transferred by the Optionee by gift to (a) the Optionee's immediate family, (b) a partnership consisting solely of the Optionee and/or immediate family, or (c) to a trust established for the benefit of the Optionee and/or one or more members of the immediate family of the Optionee (including a charitable remainder trust whose income beneficiaries consist solely of such persons), provided that such transfer will not be effective until notice of such transfer is delivered to the Corporation. For purposes of this paragraph (ii) "immediate family" means spouse, children and grandchildren. An Option or portion thereof may also be transferred pursuant to a domestic relations order of a court of competent jurisdiction."

         To record the adoption of this amendment to the Fair, Isaac and Company, Incorporated Stock Option Plan for Non-Employee Directors by an Executive Committee of the Board on December 23, 1996, the Corporation has caused its authorized officers to affix the corporate name hereto.


                                    Fair, Isaac and Company, Incorporated




                                    By       /s/ PETER L. MCCORKELL
                                       -----------------------------------------
                                                 Peter L. McCorkell
                                         Senior Vice President & Secretary